Exhibit (a)(9)

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this "Agreement"), dated as of May 17, 2007, between 24/7 Real Media, Inc., a Delaware corporation ("Company"), and the Riverview Group, LLC, a Delaware limited liability company ("Riverview").

WHEREAS, simultaneously with the execution and delivery of this Agreement, WPP Group plc (“Parent”), a subsidiary of Parent (“Parent Sub”) and the Company are entering into an Agreement and Plan of Merger (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), providing for the making of a tender offer by Parent Sub to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), followed by a merger of the Company and Parent Sub on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, Riverview is the holder of a 2% Subordinated Convertible Debenture due September 2009, issued on September 26, 2003 by the Company with an aggregate principal face amount of $15.0 million, as amended (the “Debenture”); and

WHEREAS, Parent is unwilling to enter into the Merger Agreement unless it is certain that after the Merger (i) neither Parent nor the Company (as the surviving corporation in the Merger) will be subject to the covenants set forth in the Debenture and (ii) the Company (as the surviving corporation in the Merger) will not continue to be subject to the conversion features of the Debenture.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Purchase of Debenture. Notwithstanding any of the terms and conditions of the Debenture, and provided the entire Debenture is still outstanding at the closing of the Merger, simultaneously with the closing of the Merger, Riverview will sell to the Company, free and clear of any liens, claims, pledges, encumbrances, or rights of third parties of any kind, and the Company will purchase from Riverview, the Debenture for a purchase price of $20,750,000 ( plus any accrued and unpaid interest to the date of sale and purchase on the original principal amount of the Debenture) paid by wire transfer of immediately available funds, to an account designated by Riverview at least two (2) business days prior to the Merger, provided that if the consideration per share of Common Stock pursuant to the Merger Agreement is increased, such purchase price shall be simultaneously increased to an amount equal to (x) $20,142,857 times a fraction, the numerator of which is the increased per share consideration, and the denominator of which is the per share consideration in the Merger Agreement as of the date hereof, plus (y) $607,000.

2. Waiver of Certain Rights; No Transfer. Riverview hereby (i) waives all of its rights, and all of the Company’s obligations, under Sections 3, 5, 6, 9(d)

and 18 of the Debenture, and (ii) agrees that (other than pursuant to this Agreement) it will not sell, assign, pledge, encumber or transfer the Debenture or any interest therein until after such time, if any, as the Merger Agreement is terminated in accordance with its terms, provided that in the event a party unaffiliated with Parent commences a tender offer for all of the Common Stock at a per share price higher than that provided in the Merger Agreement (a “Competing Tender Offer”), Riverview shall have the right to convert the Debenture in its entirety in order to tender all of the underlying shares of Common Stock into such offer (and at the time of any such conversion, all of the Company’s obligations hereunder and under the Debenture, and all of Riverview’s rights hereunder and under the Debenture, shall immediately terminate). To the extent any Competing Tender Offer includes shares of common stock as consideration, such shares shall be valued at the average Closing Price per share of common stock for the 10 consecutive days following public announcement of the tender offer. For purposes of this Section, “Closing Price” means, for any security as of any date, the last closing trade price for such security on the principal United States securities market on which such security is traded as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”), or, if such exchange begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m. (New York City time) as reported by Bloomberg, or, if such exchange is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the highest bid prices and the lowest ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC.

3. Representations of Riverview. Riverview hereby represents and warrants to the Company that:

(a) The execution, delivery and performance by Riverview of this Agreement and the consummation by Riverview of the transactions contemplated hereby are within Riverview’s company powers and have been duly authorized by all necessary limited liability company action on the part of Riverview;

(b) This Agreement constitutes a valid and binding agreement of Riverview enforceable against Riverview in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity;

(c) The execution, delivery and performance by Riverview of this Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of Riverview’s organizational documents, (ii) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or order, or (iii) require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under any provision of any contract binding upon Riverview; and

(d) Riverview is not the beneficial owner of any shares of Common Stock, other than Common Stock issuable pursuant to the Debenture or warrants outstanding on the date hereof.

4. Representations of the Company. The Company hereby represents and warrants to Riverview as follows:

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company;

(b) This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity; and

(c) The execution, delivery and performance by the Company of this Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company’s certificate of incorporation or the Company’s bylaws, (ii) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or order, or (iii) require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under any provision of any contract binding upon the Company.

5. Termination. This Agreement will terminate automatically (other than Section 6 hereof which will survive any termination) upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the purchase of the Debenture by the Company in accordance herewith.

6. Confidentiality. This Agreement and the terms and the transactions contemplated hereby shall be kept confidential by the parties hereto. Notwithstanding the foregoing, the parties hereto may disclose this Agreement and the terms and the transactions contemplated hereby (i) to their and their affiliates’ respective officers, employees, directors, attorneys and advisors on a confidential and need-to-know basis in connection with the transactions contemplated hereby, and (ii) as required by applicable law (which the Company shall have the discretion to determine in the case of any Schedule TO, offer to purchase, merger proxy or other disclosure made in connection with the Merger Agreement) or otherwise in connection with any judicial, legislative or administrative process or in the prosecution of any proceeding initiated by one or more of the parties hereto.

7. Further Assurances. Riverview and the Company will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

9. Entire Agreement. This Agreement constitutes the entire agreement between Company and Riverview with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Company and Riverview with respect to the subject matter hereof.

10. Assignment. This Agreement shall not be assigned by any of the parties hereto by operation of law or otherwise.

11. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Parent is and shall be an express third party beneficiary hereof.

12. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and by Parent. Any party hereto may, but only with the prior written consent of Parent, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Parent and by the party or parties to be bound thereby.

13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

14. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the

State of New York located in the Borough of Manhattan, and the Federal courts of the United States of America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in herein or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

24/7 REAL MEDIA, INC.

By:	/s/ Mark E. Moran
	Name:	Mark E. Moran
	Title:	Executive Vice President & General Counsel

RIVERVIEW GROUP, LLC By: Integrated Holding Group, L.P. By: Millennium Management, L.L.C.

By:	/s/ David Nolan
	Name:	David Nolan
	Title:	Executive Vice President & Vice Chairman